Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
TEAM, INC. REPORTS FIRST QUARTER 2026 RESULTS

SUGAR LAND, TX – May 13, 2026 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary inspection, heat-treating, and mechanical services, today reported its financial results for the quarter ended March 31, 2026. The Company also provided guidance for the full year 2026.

First Quarter 2026 Highlights:

•Grew revenue to $215.1 million, up $16.4 million, or 8.3%, over the first quarter of 2025.
•Generated gross margin of $50.2 million, up $2.9 million, or 6.1%, over the first quarter of 2025.
•Reported a net loss of $11.3 million, an improvement of $18.4 million over the prior year period.
•Increased Adjusted EBITDA1 to $7.7 million (3.6% of consolidated revenue), up 45.2% from $5.3 million (2.7% of consolidated revenue) in the 2025 first quarter.
•Adjusted Selling, General and Administrative Expense1 improved to 21.2% of consolidated revenue compared to 22.7% in prior year period.
•Provided guidance for the full year 2026, which includes substantive increases at the midpoint of approximately 4%, 8% and 16% in revenues, gross margin and Adjusted EBITDA1, respectively, over 2025 results.

1 See the accompanying reconciliation of non-GAAP financial measures at the end of this earnings release.

“We delivered a solid start to 2026, with first-quarter revenues rising 8.3% year-over-year to $215.1 million — our highest Q1 revenue since 2019. This growth was driven by robust performance across both our Inspection & Heat-Treating and Mechanical Services segments,” said Gary L. Hill, TEAM’s Chief Executive Officer. “Our Inspection & Heat-Treating segment grew 8.6%, or $9.8 million, boosted by increased project and callout activity in the U.S. and Canada. Mechanical Services revenue increased 7.8%, supported by higher project and turnaround activity with both new and existing customers. These results drove meaningful profitability gains, including a 45.2% increase in Adjusted EBITDA to $7.7 million and a 90- basis point improvement in Adjusted EBITDA margin.”

“In my first 100 days as CEO, I’ve been deeply impressed by the talent, technical expertise, and customer focus across the organization, and I’ve seen firsthand the value we deliver to our customers through best-in-class service, quality and safety. Building on the momentum we established in 2025, I am focused on accelerating that pace of improvement by sharpening our commercial execution, strengthening the team with targeted talent additions, and accelerating cost efficiency initiatives, and I will share more details around our go forward plan in the second quarter call. With a focus on gross margin improvement, we have already taken meaningful actions in the first quarter and see further opportunities in the second half of 2026. We expect these initiatives to further strengthen our cash flow and financial position,” commented Hill.

“Looking ahead, we expect a healthy second quarter, and anticipate stronger performance in the second half of the year, driven by continued strength in the U.S. coupled with further improvement in Canada and other international markets, along with further margin expansion across both segments. For the full year, we are guiding to revenue of $920 million and $945 million and Adjusted EBITDA of between $68 million and $73 million – representing approximately 16% growth at the midpoint versus 2025. I am excited about TEAM’s potential and remain confident in our ability to deliver profitable top-line growth, expand margins, and generate stronger cash flow. These results reflect the underlying strength of our franchise and our clear path forward,” concluded Hill.
Financial Results

First quarter revenues reached $215.1 million, an increase of $16.4 million, or 8.3%, compared to the prior year period, driven by increases of 5.7% in the United States, 35.6% in Canada and 10.7% in our other international markets. First quarter consolidated gross margin was $50.2 million, or 23.3% of revenue.

Selling, general and administrative expenses for the first quarter were $48.1 million, essentially flat versus the 2025 first quarter. Adjusted Selling, General, and Administrative Expense, which excludes expenses not representative of TEAM’s ongoing operations such as non-recurring professional, legal, financing and severance expenses, and non-cash expenses such as share-based compensation expense, represented 21.2% of consolidated revenue, a 150-basis point improvement over 22.7% for the prior year period.

Operating loss was $3.4 million, a $2.6 million improvement over the 2025 period. Net loss was $11.3 million, an improvement of $18.4 million versus the net loss of $29.7 million in the 2025 first quarter. Net loss attributable to common shareholders, which includes dividends and accretion related to the preferred shares, totaled $14.2 million and $3.12 per share as compared to a net loss of $29.7 million and $6.61 per share in the 2025 first quarter. Adjusted EBITDA, a non-GAAP measure, was $7.7 million (3.6% of consolidated revenue), an improvement of $2.4 million versus $5.3 million (2.7% of consolidated revenue) in the prior year quarter.

Adjusted net loss, Adjusted EBIT, Adjusted EBITDA and Adjusted Selling, General and Administrative Expense are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this earnings release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the quarter ended March 31, 2026 and 2025 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended March 31,		Favorable (Unfavorable)
	2026	2025	$	%
Revenues[1]
IHT	$123,391	$113,621	$9,770	8.6%
MS	91,665	85,034	6,631	7.8%
	$215,056	$198,655	$16,401	8.3%

Operating income (loss)[1]
IHT	$10,917	$10,731	$186	1.7%
MS	(1,488)	(3,149)	1,661	52.7%
Corporate and shared support services	(12,800)	(13,585)	785	5.8%
	$(3,371)	$(6,003)	$2,632	43.8%

1 During the current period, Emission Control Services were reclassified from the MS segment to the IHT segment to better align with how management evaluates performance. Prior period segment information (revenues, and operating and depreciation expense) was recast to reflect this change, which did not impact the Company’s consolidated revenue or adjusted EBITDA. For the three months ended March 31, 2025, this resulted in a decrease of $7.4 million in revenue and $2.0 million in operating income for the MS segment, with corresponding increases in the IHT segment.

Revenues. IHT revenues increased by $9.8 million, or 8.6%, compared to the prior year quarter, with revenue growth of $6.5 million, or 6.3%, in the U.S. driven by higher activity in turnaround services and capital projects. Revenues from Canada and other international markets also contributed to the segment’s growth, increasing by $2.2 million and $1.1 million, respectively. MS revenues increased by $6.6 million, or 7.8%, versus the prior year period, primarily due to the increased turnaround and callout activity in the U.S. and higher project revenue in Canada and other international markets.

Operating income (loss). IHT’s first quarter 2026 operating income was $10.9 million, up 1.7% versus the prior year period. MS operating loss improved by approximately $1.7 million compared to the prior year period, mainly due to stronger revenue in both the U.S. and Canada. Corporate and shared support services costs were lower by $0.8 million or 5.8%, mainly due to lower legal and professional services costs. Consolidated operating loss improved by $2.6 million driven by the factors discussed above.

Balance Sheet and Liquidity

At March 31, 2026, the Company had $49.2 million of total liquidity, consisting of consolidated cash and cash equivalents of $8.7 million, (excluding $4.1 million of restricted cash) and $40.5 million of undrawn availability consisting of $30.5 million available under the Revolving

Credit Loans and $10.0 million available under the Second Lien Delayed Draw Term Loans that expired on April 15, 2026.

The Company’s total debt as of March 31, 2026 was $306.5 million as compared to $297.2 million as of fiscal year end 2025. The increase is primarily due to the higher net borrowings under our ABL credit facility. The Company’s net debt (total debt less cash and cash equivalents), a non-GAAP financial measure, was $293.7 million at March 31, 2026.

2026 Outlook

For fiscal year 2026, the Company has provided the following operating and cash flow guidance:

•Total Company Revenue of $920 million to $945 million, an increase of approximately 4% at the midpoint of guidance compared to 2025;
•Gross Margin of between $240 million and $260 million, an increase of approximately 8% at the midpoint of guidance compared to 2025;
•Adjusted EBITDA of between $68 million and $73 million, an increase of approximately 16% at the midpoint of guidance compared to 2025;
•Capital expenditures of between $13 million to $14 million.

Conference Call

As previously announced, the Company will hold a conference call to discuss its first quarter 2026 financial and operating results on Thursday, May 14, 2026, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties in the United States may participate toll-free by dialing (877) 270-2148. Interested parties internationally may dial (412) 902-6510. Participants should ask to join “TEAM, Inc. First Quarter 2026 Conference Call.” The Company will not host questions during the call. This call will also be webcast on TEAM’s website at www.teaminc.com. An audio replay will be available on the Company’s website following the call.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts and management to evaluate TEAM’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (“GAAP”). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary inspection, heat-treating, and mechanical services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our customers’ most critical assets. Through locations in 13 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial and growth prospects and strategy, including the implementation of cost-saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others: the Company’s ability to generate sufficient cash from operations, access its credit facilities, or maintain its compliance with covenants under its credit agreements, and its preferred stock certificate of designation; negative market conditions, including domestic and global inflationary pressures, the impact of changes in global trade policies and tariffs, and future economic uncertainties, particularly in industries in which the Company is heavily dependent; the Company’s liquidity and ability to obtain additional financing; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to repay, refinance or restructure its debt and the debt of certain of its subsidiaries; anticipated or expected purchases or sales of assets; the Company’s ability to maintain compliance with the New York Stock Exchange continued listing requirements and rules, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statements regarding the Company’s financial prospects and the implementation of cost-saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.
Contact:
Nelson M. Haight
Executive Vice President, Chief Financial Officer
(281) 388-5521

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2026	2025

Revenues	$215,056	$198,655
Operating expenses	161,912	148,287
Depreciation and amortization	2,989	3,102
Gross margin	50,155	47,266
Selling, general, and administrative expenses	48,062	47,969
Depreciation and amortization	5,464	5,300
Operating loss	(3,371)	(6,003)
Interest expense, net	(8,882)	(11,436)
Loss on debt extinguishment	—	(11,853)
Other income (expense), net	925	(204)
Loss before income taxes	(11,328)	(29,496)
Provision for income taxes	(5)	(222)
Net loss	(11,333)	(29,718)
Dividend and accretion to redemption value on redeemable preferred stock	(2,874)	—
Net loss attributable to common shareholders	$(14,207)	$(29,718)

Loss per common share:
Basic and Diluted	$(3.12)	$(6.61)

Weighted-average number of shares outstanding:
Basic and Diluted	4,559	4,493

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	March 31,	December 31,
	2026	2025
	(unaudited)

Cash and cash equivalents	$12,839	$18,145

Other current assets	253,137	248,260

Property, plant, and equipment, net	108,512	110,628

Other non-current assets	104,921	108,420

Total assets	$479,409	$485,453

Current portion of long-term debt and finance lease obligations	$3,884	$3,858

Other current liabilities	114,706	116,197

Long-term debt and finance lease obligations, net of current maturities	302,616	293,343

Other non-current liabilities	42,790	44,585

Redeemable preferred stock	54,832	51,951

Stockholders’ equity (deficit)	(39,419)	(24,481)

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$479,409	$485,453

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(11,333)	$(29,718)
Depreciation and amortization	8,453	8,402
Loss on debt extinguishment	—	11,853
Amortization of debt issuance costs, debt discounts and deferred financing costs	1,152	1,389
Deferred income taxes	(796)	(491)
Non-cash compensation cost (credit)	954	(53)
Working capital and other	(7,525)	(20,043)
Net cash used in operating activities	(9,095)	(28,661)

Cash flows from investing activities:
Capital expenditures	(2,424)	(1,406)
Proceeds from disposal of assets	14	—
Net cash used in investing activities	(2,410)	(1,406)

Cash flows from financing activities:
Borrowings (payments) under ABL Facilities, net	7,200	7,982
Payments under Corre DDTL	—	(35,700)
Payments under Corre Uptiered Loan	—	(55,894)
Borrowings (payments) under HPS First Lien Term Loan	(438)	175,000
Payments under ME/RE Loans	—	(23,427)
Payments under Corre Incremental Term Loans	—	(48,015)
Payments for debt issuance costs	—	(8,053)
Other	(525)	(705)
Net cash provided by financing activities	6,237	11,188

Effect of exchange rate changes	(38)	137
Net change in cash and cash equivalents	$(5,306)	$(18,742)

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended March 31,
	2026	2025
Revenues[1]
IHT	$123,391	$113,621
MS	91,665	85,034
	$215,056	$198,655

Operating income (loss)[1]
IHT	$10,917	$10,731
MS	(1,488)	(3,149)
Corporate and shared support services	(12,800)	(13,585)
	$(3,371)	$(6,003)

Segment Adjusted EBIT[1,2]
IHT	$11,971	$10,846
MS	(1,242)	(2,815)
Corporate and shared support services	(12,425)	(11,070)
	$(1,696)	$(3,039)

Segment Adjusted EBITDA[1,2]
IHT	$15,287	$13,662
MS	2,555	1,456
Corporate and shared support services	(10,131)	(9,808)
	$7,711	$5,310

___________________
1    As noted within the Segments results above, revenues, and operating and depreciation expense attributable to Emission Control Services were reclassified from the MS segment to the IHT segment.
2    See the accompanying reconciliation of non-GAAP financial measures at the end of this earnings release.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

The Company uses supplemental non-GAAP financial measures, which are derived from consolidated financial information, including adjusted net income (loss); adjusted net income (loss) per share; earnings before interest and taxes (“EBIT”); Adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), free cash flow and net debt to supplement financial information presented on a GAAP basis.

The Company defines adjusted net income (loss) and adjusted net income (loss) per share to exclude the following items: non-routine legal costs and settlements, non-routine professional fees, (gain) loss on debt extinguishment, certain severance charges, non-routine write off of assets, and certain other items that we believe are not indicative of core operating activities. Consolidated Adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss), as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, pension credit, and items of other (income) expense. Consolidated Adjusted EBITDA further excludes depreciation, amortization and non-cash share-based compensation costs from consolidated Adjusted EBIT. Segment Adjusted EBIT is equal to segment operating income (loss) excluding costs associated with non-routine legal costs and settlements, non-routine professional fees, certain severance charges, and certain other items as determined by management. Segment Adjusted EBITDA further excludes depreciation, amortization, and non-cash share-based compensation costs from segment Adjusted EBIT. Adjusted Selling, General and Administrative Expense is defined to exclude non-routine legal costs and settlements, non-routine professional fees, certain severance charges, certain other items that we believe are not indicative of core operating activities and non-cash compensation. Free Cash Flow is defined as net cash provided by (used in) operating activities minus capital expenditures paid in cash. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.

Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per share, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders, and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment Adjusted EBITDA is also used as a basis for the Chief Operating Decision Maker (Chief Executive Officer) to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.

Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended March 31,
	2026	2025
Adjusted Net Loss:
Net loss	$(11,333)	$(29,718)
Professional fees and other[1]	1,606	2,007
Write-off of software cost	—	45
Legal costs and litigation reserves (refunds)	(1,560)	490
Severance charges, net[2]	1,629	467
Loss on debt extinguishment	—	11,853
Tax impact of adjustments and other net tax items	(46)	(13)
Adjusted Net Loss	$(9,704)	$(14,869)
Dividend and accretion to redemption value on redeemable preferred stock	(2,874)	—
Adjusted Net Loss attributable to common shareholders	$(12,578)	$(14,869)
Adjusted Net Loss per common share:
Basic and Diluted	$(2.76)	$(3.31)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(11,333)	$(29,718)
Provision for income taxes	5	222
Loss (gain) on equipment sale	(13)	5
Interest expense, net	8,882	11,436
Professional fees and other[1]	1,606	2,007
Write-off of software cost	—	45
Legal costs and litigation reserves (refunds)	(1,560)	490
Severance charges, net[2]	1,629	467
Foreign currency loss (gain)	(917)	205
Pension credit[3]	5	(51)
Loss on debt extinguishment	—	11,853
Consolidated Adjusted EBIT	(1,696)	(3,039)
Depreciation and amortization	8,453	8,402
Non-cash share-based compensation cost (credit)	954	(53)
Consolidated Adjusted EBITDA	$7,711	$5,310

Free Cash Flow:
Cash used in operating activities	$(9,095)	$(28,661)
Capital expenditures	(2,424)	(1,406)
Free Cash Flow	$(11,519)	$(30,067)
____________________________________
1    For the three months ended March 31, 2026, consists of $1.6 million related to support costs. For the three months ended March 31, 2025, consists of $2.0 million related to refinancing transactions.
2 For the three months ended March 31, 2026, includes $1.4 million related to customary severance costs associated with executive departures.
3 Represents pension cost (credit) for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended March 31,
	2026	2025

Segment Adjusted EBIT and Adjusted EBITDA:

IHT[4]
Operating income	$10,917	$10,731
Professional fees and other[1]	1,054	—
Severance charges, net	—	115
Adjusted EBIT	11,971	10,846
Depreciation and amortization	3,316	2,816
Adjusted EBITDA	$15,287	$13,662

MS4
Operating loss	$(1,488)	$(3,149)
Professional fees and other[1]	69	—
Severance charges, net	177	334
Adjusted EBIT	(1,242)	(2,815)
Depreciation and amortization	3,797	4,271
Adjusted EBITDA	$2,555	$1,456

Corporate and shared support services
Net loss	$(20,762)	$(37,300)
Provision for income taxes	5	222
Loss (gain) on equipment sale	(13)	5
Interest expense, net	8,882	11,436
Foreign currency loss (gain)	(917)	205
Professional fees and other[1]	483	2,007
Write-off of software cost	—	45
Legal costs and litigation reserves (refunds)	(1,560)	490
Severance charges, net[2]	1,452	18
Pension cost (credit)[3]	5	(51)
Loss on debt extinguishment	—	11,853
Adjusted EBIT	(12,425)	(11,070)
Depreciation and amortization	1,340	1,315
Non-cash share-based compensation cost (credit)	954	(53)
Adjusted EBITDA	$(10,131)	$(9,808)

Consolidated Adjusted EBITDA	$7,711	$5,310
___________________
1    For the three months ended March 31, 2026, consists of $1.6 million related to support costs. For the three months ended March 31, 2025, consists of $2.0 million related to refinancing transactions.
2 For the three months ended March 31, 2026, includes $1.4 million related to customary severance costs associated with executive departures.
3    Represents pension cost (credit) for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.
4 As noted within the Segments results above, revenues, and operating and depreciation expense attributable to Emission Control Services were reclassified from the MS segment to the IHT segment.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands except percentage)

	Three Months Ended March 31,
	2026	2025

Selling, general, and administrative expenses	$48,062	$47,969
Less:
Non-cash share-based compensation costs (credit)	954	(53)
Professional fees and other[1]	1,606	2,007
Legal costs and litigation reserves (refunds)	(1,560)	490
Severance charges included in SG&A expenses[2]	1,557	422
Total non-cash/non-recurring items	2,557	2,866
Adjusted Selling, General and Administrative Expense	$45,505	$45,103
As percentage of revenue	21.2%	22.7%
___________________
1 For the three months ended March 31, 2026, consists of $1.6 million related to support costs. For the three months ended March 31, 2025, consists of $2.0 million related to refinancing transactions.
2 For the three months ended March 31, 2026, includes $1.4 million related to customary severance costs associated with executive departures.